Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

FS CREDIT OPPORTUNITIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o)			$150,000,000	(3)	0.00015310	(3)	$22,965.00	(4)	—	—	—	—

	Total Offering Amounts					$150,000,000									—

	Total Fees Previously Paid					—									—

	Total Fee Offsets														—

	Net Fee Due									$22,965.00					—

(1)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form N-2 (File No. 333-284268) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2)

In connection with this prospectus supplement relating to the registrant’s offer and sale from to time of its common stock in an at-the -market program, the maximum aggregate offering price of the shares to be offered and sold in the at-the-market program is $150,000,000.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
(4)	This fee rate reflects the fee for shares registered in January 2025.